EMPLOYMENT CONTRACT

This Employment Contract (“Agreement”) is executed and delivered as of August 21, 2006, by and between Mace Security International, Inc., a Delaware corporation (“Company”), and Louis D. Paolino, Jr., an individual (“Employee”).

RECITALS

The Company and Employee are parties to an Employment Contract dated August 12, 2003, as amended by an Amendment to Employment Contract dated October 25, 2003. This Agreement replaces in its entirety the Employment Contract dated August 12, 2003, as amended. The Company conducts diversified businesses, including, without limitation, a security business segment and a car wash business segment (“Business”). The Employee is an executive with extensive experience in corporate management. The Employee is currently the Chief Executive Officer and Chairman of the Board of Directors of the Company. The Company desires to retain Employee as Chairman and Chief Executive Officer and the Employee desires to accept the position offered.

Employee has been and will be employed by Company in a confidential relationship wherein Employee is familiar with and aware of information as to the specific manner of doing business and the customers of Company and its affiliates and the Company’s future plans. The information Employee has and will have knowledge of is trade secrets and constitutes valuable goodwill of Company. Employee recognizes that the Business of Company is dependent upon a number of trade secrets and confidential business information, including customer lists, customer data vendor information and design information. The protection of these trade secrets is of critical importance to Company. Company will sustain great loss and damage if, for whatever reason, during the term of this Agreement or Employee’s employment with Company and for a period following the termination of this Agreement or Employee’s employment, Employee should violate the provisions of paragraph 4 of this Agreement. Further, Employee acknowledges that any such violation would cause irreparable harm to Company and that Company would be entitled, without limitation, to injunctive relief to remedy such violation.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions set forth herein and the performance of each, the parties hereby agree as follows:

      1. Services.

(a) Company hereby employs Employee as its Chief Executive Officer, and the material duties of Employee and Employee’s titles and duties may not be changed without the Employee’s consent. Employee shall be appointed the Chairman of the Company’s Board of Directors. Employee shall be provided an office from where he shall work.

(b) Employee hereby accepts employment upon the terms and conditions contained in this Agreement. Employee shall faithfully adhere to, execute and fulfill all directions and policies established by the Board of Directors of the Company.

2. Compensation.

(a) For all services to be rendered by Employee to Company, Company shall pay Employee an initial salary computed and earned ratably over twelve months at the rate of Four Hundred Fifty Thousand Dollars ($450,000) per year, commencing on the date hereof, payable in accordance with Company’s normal payroll procedures. The rate of Employee’s salary may be adjusted from time to time during the term of this Agreement, upon the consent of Employee and the Board of Directors of the Company or the compensation committee thereof.

(b) Employee shall be awarded three separation option grants for common stock under the Corporation’s Stock Option Plan at an exercise price equal to the close of market on the date of grant. The first grant shall be an option exercisable into 450,000 shares of common stock to be awarded by the Compensation Committee within two days of the date of this Agreement, the second option grant (“Second Grant”) shall be awarded within five days of the first yearly anniversary date of this Agreement’s execution and the third option grant (“Third Grant”) shall be awarded within five days of the second yearly anniversary date of this Agreement’s execution. The amount of shares (“Option Shares”) the Second Grant and Third Grant shall be exercisable into shall be determined by the Company’s Compensation Committee. When determining the amount of the Option Shares, for the Second Grant and Third Grant, the Compensation Committee shall commission a compensation study of the Chief Executive Officer position to be prepared on the same basis as the Chief Executive Officer Market Analysis Study prepared by Compensation Resources, Inc dated August 2006. The Compensation Committee shall award an amount of Option Shares for the Second Grant and Third Grant so that the Black-Scholes Value of the Option Shares, at time of grant, when added to the $450,000 compensation being paid under Paragraph 2(a) of this Agreement equals no less then the “market consensus total direct compensation” amount paid by the comparable companies to their chief executive officers, as set forth in the compensation study obtained by the Compensation Committee. The Compensation Committee shall obtain two separate studies, the first study to be used for the Second Grant, shall be no older then one month prior to the date of the Second Grant and the second study, to be used for the Third Grant, shall be no older then one month prior to the date of the Third Grant. The options with respect to each of the grants shall be fully vested on the date of the grant. Employee and the Company acknowledge that the Company does not have a restricted stock plan. If in the future the Company develops a restricted stock plan that is approved by the Company’s shareholders, at Employee’s option, the Second Grant and Third Grant will be made in restricted stock and not in options. If restricted stock is used, the amount of restricted stock to be given Employee shall be determined in the same manner as the amount of options was to be determined.

(c) Employee shall be paid a bonus equal the following percentages of the purchase price or sales price, as applicable, of any business sold or purchased by the Company (“M&A Bonus”): (i) one percent (1%) of the sales price of any car washes sold, except for the sale transactions currently under contract for the car wash located at 6559 E. Northwest Highway, Dallas, Texas and 10 E. Germantown Pike, Norristown, Pennsylvania for which no M&A Bonus will be due; and (ii) three (3) percent of the purchase or sales price of any other business sold or purchased, the three (3) percent amount shall be reduced by the amount of any fee paid to an investment banker hired by the Company where the investment banker located the transaction and conducted all negotiations, no deduction will be made for a fee paid to any investment banker for a fairness opinion or other valuation. For purposes of this Paragraph 2(b) a business shall be any collection of personal or real property that earned revenue as a going concern or is projected to earn revenue as a going concern, whether sold or purchased in the form of an asset acquisition or the sale or purchase of a business entity. The M&A Bonus shall be payable in cash at the time that the business sale or business purchase is consummated. If a purchase or sale transaction triggers a Change of Control Event, as defined in Paragraph 2(f) below, the M&A Bonus and the Change of Control Bonus under Paragraph 2(f) shall not be both paid, only the larger of M&A Bonus or the Change of Control Bonus would be due from the Company to the Employee.

(d) To the extent that Company, from time to time in its sole discretion, offers or provides any of the following to its employees, then Employee, on an equal basis with such other employees, shall be entitled to: (i) participation in all, if any, life, health, medical, hospital, accident and disability insurance programs of Company in existence for the benefit of its employees and for which Employee qualifies; (ii) participation in all, if any, pension, retirement, profit sharing or stock purchase plans for which Employee qualifies; and (iii) participation in any other employee benefits which Company accords to its employees and for which Employee qualifies.

(e) During the term of Employee’s employment with Company, Employee shall be entitled to reimbursement for reasonable business expenses, including gasoline, incurred on behalf of Company. Reimbursement for business expenses will be provided to Employee on the same basis and under the same guidelines as are applicable to all of Company’s employees. The Company shall lease a vehicle for Employee’s personal use. The leased vehicle shall be a premium car of Employee’s choice but will not be a super premium vehicle such as a Rolls Royce or Bentley. The expense of the leased vehicle may not exceed $1,500 per month.

(f) Upon the occurrence of a Change of Control Event, as hereafter defined, Employee shall be paid a lump sum cash bonus of 2.99 times the Employee’s average total compensation (base salary plus any bonuses plus the value of any option award, valued using the Black Scholes formulae) over the past five years (“Change of Control Bonus”). It is the intent of both the Company and the Employee that the amount of the Change of Control Bonus to be paid to Employee under this Paragraph 2(f) shall be calculated so that the amount is .01 % less then the amount that would be considered to be a “parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions that would result in the payment being subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions. The Change of Control Bonus shall be paid to Employee within ten (10) business days of the Change of Control Event that trigged the Change of Control Bonus. For purposes of this Agreement a Change of Control Event shall be any of the events set forth in items (i) through and including (iii) below:

(i) the acquisition in one or more transactions by any “Person”, excepting Employee, as the term “Person” is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), of “Beneficial Ownership” (as the term beneficial ownership is used for purposes or Rule 13d-3 promulgated under the 1934 Act) of the fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”). For purposes of this Paragraph 2(f)(i), Voting Securities acquired directly from the Company and from third parties by any Person shall be included in the determination of such Person’s Beneficial Ownership of Voting Securities.

(ii) the approval by the shareholders of the Company of: (A) a merger, reorganization or consolidation involving the Company, if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, reorganization or consolidation, or (B) a complete liquidation or dissolution of the Company, or (C) an agreement for the sale or other disposition of 50% or more of the assets of the Company and a distribution of the proceeds of the sale to the shareholders.

(iii) the acceptance by shareholders of the Company of shares in a share exchange, if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange.

     3. Term. The period of Employee’s employment with the Company shall commence on the date of this Agreement and shall continue for three years thereafter, unless sooner terminated in accordance with the provisions of this Agreement (“Term”). After expiration of the Term, Employee’s employment shall continue thereafter on an at-will month-to-month basis, until terminated by either party to the Agreement. During the month-to-month period the provisions of this Agreement shall no longer apply but Employee shall continue to be paid the Employee’s base salary and any bonus earned under the provisions of Paragraph 2(c).

4. Noncompetition Covenants.

(a) Employee agrees that the noncompetition covenants contained in this Paragraph 4 are a material and substantial part of this Agreement.

(b) Employee covenants that during Employee’s employment with Company and for three months following the termination of Employee’s employment (regardless of the reason for the termination) the Employee shall not, directly or indirectly, without the prior express written consent of Company, do any of the things set forth in item (i) through (v) below:

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in the security industry or in the car wash services industry within the United States (“the Territory”);

(ii) call upon any person who is, at the time of the contact, an employee of Company or its affiliates, if the purpose and intent of the contact is to entice such employee away from or out of the employ of Company or its affiliates;

(iii) call upon any person or entity which is, at the time of the contact, a customer of the Company or its affiliates for the purpose of soliciting or selling any of the items or services which are the items or services offered by the Company or its affiliates;

(iv) disclose the identity of the customers of Company or its affiliates, whether in existence or proposed, to any person, firm, partnership, corporation or other entity whatsoever, for any reason or purpose whatsoever;

(v) promote, or assist, financially or otherwise, any person, firm, partnership, corporation or other entity whatsoever to do any of the above;

      For the purposes of this Agreement, the term “affiliates” shall mean one or more of: (A) each subsidiary of Company, and (B) each other entity under the direct or indirect control of the Company.

(c) The Company will sustain significant losses and damages, if Employee breaches the covenants in this Paragraph 4. There is no adequate monetary remedy for the immediate and irreparable damage that would be caused to Company by Employee’s breach of its non-competition covenants. Employee agrees that, in the event of a breach by him of the foregoing covenants, such covenants may be enforced by Company by, without limitation, injunctions and restraining orders.

(d) It is agreed by the parties that the covenants in this Paragraph 4 impose a reasonable restraint on Employee in light of the activities and business of Company on the date of the execution of this Agreement and the future plans of Company.

(e) The covenants in this Paragraph 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(f) The covenants in this Paragraph 4 shall be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of Employee against Company whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. It is specifically agreed that the duration of the noncompetition covenants stated above shall be computed by excluding from such computation all time during which Employee is in violation of any provision of this Paragraph 4 and all time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Company seeks to enforce the agreements and covenants of Employee or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement. Provided that, no such exclusion shall include the period of time within which Employee has ceased violating this paragraph, whether or not as a result of being in compliance with Court injunction or doing so voluntarily, and whether or not any action is pending against Employee, and provided that no such exclusion shall include the time an action is pending, if the action is finally determined in Employee’s favor.

5. Confidential Information. It is expressly acknowledged by the Employee that customer lists, orders, current and closed out orders, prospect lists, documents containing the names or addresses of existing or potential customers, information regarding the Company’s financial condition or business plans, the methods by which the Company serves its customers or conducts its operations, as well as other business procedures, are the property of the Company and constitute confidential information or trade secrets of the Company (“Confidential Information”). Employee agrees to maintain the confidentiality of the Confidential Information and further agrees that Employee will not, directly or indirectly, use or disclose Confidential Information to any natural or legal person, other than authorized employees or agents of the Company, during the Term or thereafter. All Confidential Information and all correspondence, reports, charts, products, records, designs, patents, plans, manuals, Afield guides,@ memoranda, advertising materials, lists and other data or property collected by or delivered to Employee by or on behalf of Company, its representatives, customers and government entities (including, without limitation, customers obtained for Company by Employee), and all other materials compiled by Employee which pertain to the business of Company shall be and shall remain the property of Company, shall be subject at all times to its discretion and control and shall be delivered, together with any and all copies thereof, promptly to Company upon request at any time and without request upon completion or other termination of Employee’s employment hereunder.

6. Inventions. Employee shall disclose promptly to Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within three months thereafter and which are related to the business or activities of Company. Employee hereby assigns and agrees to assign all his interests therein to Company or its nominee. Whenever requested to do so by Company, Employee shall execute any and all applications, assignments or other instruments that Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Company’s interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment, and shall be binding upon Employee’s heirs, assigns, executors, administrators and other legal representatives.

7. Termination; Rights of Termination.

(a) Employee’s employment under this Agreement may be terminated during the term hereof in any one or more of the following ways:

(i) Employee shall be terminated automatically upon the death or resignation of Employee. The parties agree that Employee may resign as either or both Chief Executive Officer or Chairman of the Board, at any time without such resignation constituting a breach of this Agreement.

(ii) By the Company upon Employee=s inability to perform his duties under this Agreement because of illness or physical or mental disability or other incapacity which continues for a period of 120 days consecutively during any one-year period;

(iii) By the Company upon written notice to the Employee any time after: (i) the occurrence of a Change of Control Event; and (ii) the payment to Employee of the Change of Control Bonus, as provided in Paragraph 2(f) of this Agreement.

(iv) By the Company upon written notice to Employee upon the Employee’s causing material harm to the Company by Employee engaging in willful misconduct, or a felony. For purposes of this Paragraph 7(a)(iv) material harm is caused to the Company, if the Company incurs expenses of Five Hundred Thousand ($500,000) Dollars or more. The written notice sent by the Company must specify the nature of the willful misconduct or felony.

(v) By Company upon written notice to Employee any time after: (i) a majority vote of the Board of Directors that Employee no longer be employed by the Company; and (ii) payment to Employee of a lump sum cash payment of 2.99 times the Employee’s average total compensation (base salary plus any bonuses plus the value of any option award, valued using the Black Scholes formulae) over the past five years (“Severance Payment”). It is the intent of both the Company and the Employee that the amount of the Severance Payment to be paid to Employee under this Paragraph 7(a)(v) shall be calculated so that the amount is .01 % less then the amount that would be considered to be a “parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions that would result in the payment being subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions.

(vi) By Employee upon written notice to the Company, if the Company (i) requires Employee to perform his duties from an office that is located more then a fifty mile radius from Fort Lauderdale, Florida or (ii) changes Employee’s duties and authority as the Company’s Chief Executive Officer. The Company shall pay to Employee the Severance Payment in cash within ten days of Employee’s resignation under this Paragraph 7(a)(vi).

(b) Upon termination of Employee’s employment under Paragraph 7(a) for any reason, Employee shall be entitled to receive Employee’s salary accrued through the date of termination, plus any employee benefits which by their terms and provisions continue after such termination.

(c) In the event of termination of Employee’s employment under this Agreement for any reason provided in this paragraph 7, or if Employee resigns prior to the expiration of the term of this Agreement, all rights and obligations of Company and Employee under this Agreement shall cease immediately, except that Employee’s and the Company’s obligations under Paragraphs 4, 5, 6, 7 and 15 herein shall survive such termination. After such termination Employee shall have no right to receive any compensation hereunder except as set forth this Paragraph 7.

8. Complete Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between Company and employee, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. This Agreement may be modified, altered or otherwise amended only by a written instrument executed by both Company and Employee.

9. No Waiver; Remedies Cumulative. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

10. Assignment; Binding Effect. Employee understands that Employee has been selected by Company on the basis of Employee’s personal qualifications, experience and skills. Employee agrees, therefore, that he cannot assign all or any portion of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and Company’s successors and assigns. It is further understood and agreed that Company may be merged or consolidated with another entity and that any such entity shall automatically succeed to the rights, powers and duties of Company hereunder.

11. Notice. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

To Company:	Chief Executive Officer 1000 Crawford Place Mount Laurel, New Jersey 08054

To Employee:	Louis D. Paolino, Jr. 401 Las Olas Blvd., Suite 1570 Fort Lauderdale, Florida 33301

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three days after the deposit in the U. S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 11.

12. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in nay way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

13. Gender. The use of the masculine pronoun in this Agreement has been used for convenience and shall apply to the Employee even where the Employee is a female.

14. Governing Law. This Agreement shall in all respects be construed in accordance with the laws of the State of New Jersey.

        15. Insurance and Indemnification.

(a) Subject to applicable law, for a period of six (6) years following completion of the Term, the Company will: (i) indemnify Employee and his heirs and representatives to the extent provided in the Company’s By-Laws in effect on the date of this Agreement and will not amend, reduce or limit rights of indemnity afforded to them or the ability of the Company to indemnify them, not hinder, delay or make more difficult the exercise of such rights of indemnity and (ii) maintain director and officer liability insurance coverage providing Employee with coverage (1) at least as favorable as the policies in effect immediately prior to the date hereof covering the Company’s directors and officers or (2) as favorable as is available at a cost to the Company of up to 125% of the premiums currently being paid by the Company.

(b) If any claim is (or claims are) made against Employee and his heirs and representatives, including legal counsel, arising from Employee=s services as a director, officer and employee of the Company, within six (6) years from the expiration of the Term, the provisions of this Paragraph 15 respecting the Company’s By-Laws shall continue in effect until the final disposition of all such claims.

(c) The Company agrees to provide written notice to Employee immediately upon learning of any claim or threatened claim against Employee by any third party relating to or arising out of the business of the Company or Employee’s prior service as a director, officer, employee or controlling shareholder of the Company. The Company further agrees to provide to Employee any complaints and other relevant documentation related to such claims immediately upon receipt of such documentation.

(d) Employee agrees that he will cooperate with and assist the Company, as is reasonably requested by the Company, in its defense of any action or proceeding against the Company, its directors, officers, employees or affiliates arising out of or in any way related to any transactions, events or other matters which occurred during the period of his employment with the Company, to the extent that such cooperation and assistance will not impair Employee’s legal rights or remedies or increase the likelihood that Employee will incur any liabilities as a result thereof. This Agreement shall not preclude Employee from testifying in such action or proceeding. In the event that Employee does cooperate with and assist the Company in its defenses of such an action or proceeding, the Company agrees to reimburse Employee for all reasonable expenses incurred by Employee in providing such assistance.

16. Arbitration.

(a) Each and every controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the commercial rules (the “Rules”) of the American Arbitration Association then obtaining, and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be confirmed in any court having jurisdiction thereof. Notwithstanding the foregoing, this Agreement to arbitrate shall not bar any party from seeking temporary or provisional remedies in any Court having jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall be stated with reasonable particularity with respect to such demand with documents attached as appropriate. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

(b) The arbitrators shall have the authority and jurisdiction to determine their own jurisdiction and enter any preliminary awards that would aid and assist the conduct of the arbitration or preserve the parties’ rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted.

(c) Within sixty (60) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrators its contemplated discovery plan outlining the desired documents to be produced, the depositions to be take, if ordered by the arbitrators in accordance with the Rules, and any other discovery action sought in the arbitration proceeding. After a preliminary hearing, the arbitrators shall fix the scope and content of each party’s discovery plan as the arbitrators deem appropriate. The arbitrators shall have the authority to modify, amend or change the discovery plans of the parties upon application by either party, if good cause appears for doing so.

(d) The award pursuant to such arbitration will be final, binding and conclusive.

(e) Counsel to Company and Employee in connection with the negotiation of and consummation of this Agreement shall be entitled to represent their respective party in any and all proceedings under this Paragraph or in any other proceeding (collectively, “Proceedings”). Company and Employee, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the year and day above written.

MACE SECURITY INTERNATIONAL, INC.

By:	/s/ Robert M. Kramer
Robert M. Kramer, Executive Vice President

/s/ Louis D. Paolino, Jr.
Louis D. Paolino, Jr.